AMENDMENT TO SUBADVISORY AGREEMENT
     AMENDMENT made as of this 29th day of April, 2005 to the Subadvisory Agreement dated January 29, 1999 as amended (the “Agreement”), between John Hancock Investment Management Services, LLC (formerly, Manufacturer’s Securities Services, LLC), a Delaware limited partnership (the “Adviser”), and Wellington Management Company, LLP, a Massachusetts limited liability partnership (the “Subadviser”). In consideration of the mutual covenants contained herein, the parties agree as follows:
1. CHANGE IN APPENDIX A
     Appendix A to the Agreement is hereby amended to add the subadvisory fee for the following portfolios as set forth in the revised Appendix A attached to this Amendment.
Small Cap Value Trust
Small Cap Growth Trust
2. CONFIDENTIALITY OF TRUST PORTFOLIO HOLDINGS
     The Subadviser agrees to treat the Manufacturers Investment Trust (the “Trust”) portfolio holdings as confidential information in accordance with the Subadviser’s “Portfolio Holdings Disclosure Policy and Procedures,” (the “Subadviser Policy” as may be amended from time to time, and to prohibit its employees from trading on any such confidential information. The Subadviser acknowledges the provisions of the Trust’s “Policy Regarding Disclosure of Portfolio Holdings” (the “Trust Policy”) regarding non-disclosure of confidential information. Consistent with the Subadviser Policy, the Subadviser will not release the Trust’s confidential portfolio holdings information to any third party except at the direction of the Adviser. The Adviser hereby represents and warrants that it shall not instruct the Subadviser to release such information to any third party unless the Adviser has entered into a confidentiality agreement with such third party of the type contemplated under the Trust Policy.
3. CONSULTATION WITH SUBADVISERS TO OTHER TRUST PORTFOLIOS
As required by Rule 17a-10 under the Investment Company Act of 1940, the Subadviser is prohibited from consulting with the entities listed below concerning transactions for a Portfolio in securities or other assets:
1.	other subadvisers to a Portfolio

2.	other subadvisers to a Trust portfolio

3.	other subadvisers to a portfolio under common control with the Portfolio
4. EFFECTIVE DATE
     This Amendment shall become effective with respect to each portfolio on the later to occur of: (i) approval of the Amendment by the Board of Trustees of John Hancock Trust and (ii) execution of the Amendment.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed under seal by their duly authorized officers as of the date first mentioned above.
John Hancock Investment Management Services, LLC
By: John Hancock Life Insurance Company (U.S.A.), its managing member

By:	/s/James D. Gallagher
James D. Gallagher, Executive Vice President,
Secretary and General Counsel

Wellington Management Company, LLP

By:	/s/Jonathan M. Payson
Jonathan M. Payson
Senior Vice President

APPENDIX A
     The Subadviser shall serve as investment subadviser for the following portfolios of the Trust. The Adviser will pay the Subadviser, as full compensation for all services provided under this Agreement, the fee computed separately for each such Portfolio at an annual rate as follows (the “Subadviser Percentage Fee”):

	First	Excess Over
Portfolio	$100 million	$100 million
Small Cap Value Trust
Small Cap Growth Trust

		Between	Between
		$50 million	$200 million	Between
	First	and	and $500	$500 million	Excess Over
Portfolio	$50 million	$200 million	million	and $1 billion	$1 billion
Natural Resources Trust
Growth & Income Trust
Investment Quality Bond Trust
Mid Cap Stock Trust
     The Subadviser Percentage Fee for each Portfolio shall be accrued for each calendar day and the sum of the daily fee accruals shall be paid monthly to the Subadviser. The daily fee accruals will be computed by multiplying the fraction of one over the number of calendar days in the year by the applicable annual rate described in the preceding paragraph, and multiplying this product by the net assets of the Portfolio as determined in accordance with the Trust’s prospectus and statement of additional information as of the close of business on the previous business day on which the Trust was open for business.
     If this Agreement becomes effective or terminates before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs.